Exhibit 3.4

SECOND AMENDED AND RESTATED DECLARATION OF TRUST

OF

KKR FS INCOME TRUST

April 25, 2023

* * * * * * * * * *

ARTICLE I.

NAME; DEFINITIONS

Section 1.1. Name. The name of the statutory trust is KKR FS Income Trust (the “Company”). So far as may be practicable, the business of the Company shall be conducted and transacted under that name, which name (and the word “Company” whenever used in this Second Amended and Restated Declaration of Trust (as amended, supplemented or amended and restated from time to time, the “Declaration of Trust”), except where the context otherwise requires) shall refer to the Board of Trustees (as defined herein) collectively but not individually or personally and shall not refer to the Shareholders or to any officers, employees or agents of the Company or of such Trustees. Under circumstances in which the Trustees determine that the use of the name “KKR FS Income Trust” is not practicable, they may use any other designation or name for the Company, subject to applicable law. Any name change shall become effective upon the execution by a majority of the then Trustees of an instrument setting forth the new name and the filing of a certificate of amendment pursuant to Section 3810(b) of the Statutory Trust Act (as defined below). Any such instrument shall not require the approval of the Shareholders, but shall have the status of an amendment to this Declaration of Trust.

Section 1.2. Definitions. As used in this Declaration of Trust, the following terms shall have the following meanings unless the context otherwise requires:

“1940 Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.

“Administrator” means FS/KKR Advisor, LLC, any Person to whom the Administrator subcontracts any and all such services and any successor to an Administrator who enters into an administrative services agreement with the Company or who subcontracts with a successor Administrator.

“Adviser” means FS/KKR Advisor, LLC or an affiliated successor in interest thereto, any Person to whom the Adviser subcontracts any and all such services pursuant to a sub-advisory agreement and any successor to an Adviser who enters into an Advisory Agreement with the Company or who subcontracts with a successor Adviser. If the Adviser no longer serves as the investment adviser to the Company, the rights of the Adviser in this Declaration of Trust will become the rights of the Trustees.

“Advisory Agreement” means that certain investment advisory agreement between the Company and the Adviser named therein pursuant to which the Adviser will act as the adviser to the Company and provide investment advisory, investment management and other specified services to the Company, including any sub-advisory agreement.

“Affiliate” or “Affiliated Person” shall have the meanings given them in the 1940 Act.

“Benefit Plan Investor” means a benefit plan investor as defined in the Plan Assets Regulation.

“Bylaws” means the bylaws of the Company, as the same are in effect and may be amended from time to time.

“Capital Commitment” shall mean each investor’s commitment to contribute capital to the Company in exchange for Shares pursuant to a subscription agreement with the Company.

“capital contribution” means the total investment, including the original investment and amounts reinvested pursuant to a distribution reinvestment plan in a program by a participant, or by all participants, as the case may be. Unless otherwise specified, capital contributions shall be deemed to include principal amounts to be received on account of deferred payments.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Common Shares” means the common Shares, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of this Declaration of Trust and applicable law, as described in Article VI hereof, including any class or series of Common Shares.

“Continuing Trustee” shall mean any member of the Board of Trustees who either (a) has been a member of the Board of Trustees for a period of at least thirty-six months (or since May 24, 2022, if less than thirty-six months) or (b) was nominated to serve as a member of the Board of Trustees by a majority of the Continuing Trustees then members of the Board of Trustees.

“DGCL” means Delaware General Corporation Law, 8 Del. C. § 100, et. seq., as amended from time to time, or any successor statute thereto.

“ERISA” The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Controlling Person” The term “ERISA Controlling Person” means a Person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Company or who provides investment advice for a fee (direct or indirect) with respect to such assets, or any affiliate of such a Person within the meaning of 29 C.F.R. § 2510.3-101(f)(3).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Independent Trustee” means a Trustee who is not an Interested Person.

“Interested Person” means a Person who is an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act.

“Listing” means the listing of the Common Shares (or any successor thereof) on a national securities exchange or national securities association registered with the SEC or the receipt by the Shareholders of Securities that are approved for trading on a national securities exchange or national securities association registered with the SEC in exchange for the Common Shares. The term “Listed” shall have the correlative meaning. With regard to the Common Shares, upon commencement of trading of the Common Shares on a national securities exchange or national securities association registered with the SEC, the Common Shares shall be deemed Listed.

“Net Asset Value” has the meaning ascribed to it in Section 6.10 hereof.

“Person” means an individual, corporation, partnership, estate, trust joint venture, limited liability company or other entity or association.

“Plan Assets Regulation” means 29 C.F.R. § 2510.3-101, as modified by section 3(42) of ERISA.

“Publicly Offered Securities” means publicly offered securities as defined in 29 C.F.R. § 2510.3-101(b)(2) or any successor regulation thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” means, as of any particular time, the registered holders of the Company’s outstanding Shares at such time.

“Shares” means the unit of beneficial interest in the trust estate of the Company.

“Statutory Trust Act” means Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq., as such act may be amended from time to time.

“Trust Property” shall mean as of any particular time any and all property, real or personal, tangible or intangible, which at such time is owned or held by or for the account of the Company or the Trustees in such capacity.

“Trustees,” “Board of Trustees” or “Board” means, collectively, the individuals named in Section 4.1 of this Declaration of Trust so long as they continue in office and all other individuals who have been duly elected and qualify as Trustees of the Company hereunder.

ARTICLE II.

NATURE AND PURPOSE

The Company is a Delaware statutory trust within the meaning of the Statutory Trust Act, existing pursuant to this Declaration of Trust and the Company’s certificate of trust filed with the Delaware Secretary of State’s office on February 4, 2022, each as may be amended or amended and restated from time to time.

The purpose of the Company is to engage in any lawful act or activity for which trusts may be organized under the Statutory Trust Act as now or hereafter in force, including to conduct, operate and carry on the business of a non-diversified closed-end investment company operating as a business development company, as such terms are defined in the 1940 Act, subject to making an election therefor under the 1940 Act, and to carry on such other business as the Trustees may from time to time determine pursuant to their authority under this Declaration of Trust. In furtherance of the foregoing, it shall be the purpose of the Company to do everything necessary, suitable, convenient or proper for the conduct, promotion and attainment of any businesses and purposes which at any time may be incidental or may appear conducive or expedient for the accomplishment of the business of a business development company regulated under the 1940 Act and which may be engaged in or carried on by a trust organized under the Statutory Trust Act, and in connection therewith the Company shall have the power and authority to engage in the foregoing and may exercise all of the powers conferred by the laws of the State of Delaware upon a Delaware statutory trust.

ARTICLE III.

[Intentionally Omitted]

ARTICLE IV.

PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE COMPANY AND TRUSTEES

Section 4.1. Number of Trustees. The business and affairs of the Company shall be managed under the direction of the Board of Trustees. The Board of Trustees shall have full, exclusive and absolute power, control and authority over the Company’s assets and over the business of the Company to the same extent as a board of directors of a Delaware corporation. The Board of Trustees may take any actions as in its sole judgment and discretion are necessary or desirable to conduct the business of the Company. The number of Trustees shall be increased or decreased from time to time only by the Trustees by affirmative vote of a majority of the Trustees then in office or by a written instrument signed by a majority of the Trustees then in office, but shall never be less than one (1), except for a period of up to sixty (60) days after the death, removal or resignation of a Trustee pending the election of such Trustee’s successor, nor more than fifteen (15). No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his or her term. Trustees need not own Shares and may succeed themselves in office.

A majority of the Board of Trustees shall be Independent Trustees, except for a period of up to sixty (60) days or such longer period permitted by law, after the death, removal or resignation of an Independent Trustee pending the election of such Independent Trustee’s successor by the remaining Trustees.

Section 4.2. Term and Election. Prior to the earlier of (a) a Listing of any class of the Company’s Shares, if any, and (b) the date of notice of the Company’s first annual meeting of Shareholders, each Trustee shall hold office for life (or until the attainment of any mandatory retirement age or term limits established by a majority of the Trustees) or until his or her successor is elected or the Company terminates, unless such Trustee resigns or is removed in accordance with this Declaration of Trust.

Section 4.3. Classes of Trustees. Notwithstanding the foregoing, effective upon and following the occurrence of the earlier of (a) a Listing of any class of the Company’s Shares, if any, and (b) the date of notice of the Company’s first annual meeting of Shareholders: the Board of Trustees shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of Trustees of one class shall expire at each annual meeting of Shareholders, and in all cases as to each Trustee such term shall extend until his or her successor shall be elected and shall qualify or until his or earlier resignation, removal from office, death or incapacity, except as may be provided in a resolution or resolutions of the Board of Trustees providing for any series of preferred shares with respect to any Trustees elected (or to be elected) by the holders of such series and except as otherwise required by applicable law. Additional trusteeships resulting from an increase in number of Trustees shall be apportioned among the classes as equally as possible. The initial term of office of Trustees of Class I shall expire at the Company’s first annual meeting of Shareholders; the initial term of office of Trustees of Class II shall expire at the Company’s second annual meeting of Shareholders; and the initial term of office of Trustees of Class III shall expire at the Company’s third annual meeting of Shareholders. Following such initial terms, at each annual meeting of Shareholders, a number of Trustees equal to the number of Trustees of the class whose term expires at the time of such meeting (or, if less, the number of Trustees properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of Shareholders after their election. Each Trustee may be reelected to an unlimited number of succeeding terms in accordance with these provisions.

If the Board of Trustees is classified, at each annual election, Trustees chosen to succeed those whose terms then expire shall be of the same class as the Trustees they succeed, unless by reason of any intervening changes in the authorized number of Trustees, the Board of Trustees shall designate one or more trusteeships whose term then expires as trusteeships of another class in order to more nearly achieve equality of number of Trustees among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of Trustees as possible, in the event of any change in the authorized number of Trustees, each Trustee then continuing to serve as such shall nevertheless continue as a Trustee of the class of which such Trustee is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. If any newly created trusteeship may, consistently with the rule that the three classes shall be as nearly equal in number of Trustees as possible, be allocated to any class, the Board of Trustees shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

Section 4.4. Resignation and Removal of Trustees. Any of the Trustees may resign their trust (without need for prior or subsequent accounting) by an instrument in writing signed by such Trustee and delivered or mailed to the Trustees or the Chairman, if any, and such resignation shall be effective upon such delivery, or at a later date according to the terms of the instrument. Any of the Trustees may be removed from office (provided the aggregate number of Trustees after such removal shall not be less than the minimum number required by Section 4.1 hereof) for cause only, and not without cause, and only by action taken by a majority of the remaining Trustees (or in the case of the removal of an Independent Trustee, a majority of the remaining Independent Trustees). Upon the resignation or removal of a Trustee, each such resigning or removed Trustee shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the Company or the remaining Trustees any Trust Property held in the name of such resigning or removed Trustee. Upon the incapacity or death of any Trustee, such

Trustee’s legal representative shall execute and deliver on such Trustee’s behalf such documents as the remaining Trustees shall require as provided in the preceding sentence. Except to the extent expressly provided in a written agreement with the Company, no Trustee resigning and no Trustee removed shall have any right to any compensation for any period following the effective date of his resignation or removal, or any right to damages on account of a removal.

Section 4.5. Vacancies. Subject to applicable requirements of the 1940 Act, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is duly elected and qualified. Whenever a vacancy in the Board of Trustees shall occur, the remaining Trustees may fill such vacancy by appointing an individual or may leave such vacancy unfilled or may reduce the number of Trustees; provided the aggregate number of Trustees after such reduction shall not be less than the minimum number required by Section 4.1 hereof; provided, further, that if the Shareholders of any class or series of Shares are entitled separately to elect one or more Trustees, a majority of the remaining Trustees or the sole remaining Trustee elected by that class or series may fill any vacancy among the number of Trustees elected by that class or series. Any vacancy created by an increase in Trustees may be filled by the appointment of an individual upon the affirmative vote of a majority of the Trustees then in office. No vacancy shall operate to annul this Declaration of Trust or to revoke any existing agency created pursuant to the terms of this Declaration of Trust. Whenever a vacancy in the number of Trustees shall occur, until such vacancy is filled as provided herein, the Trustees in office, regardless of their number, shall have all the powers granted to the Trustees and shall discharge all the duties imposed upon the Trustees by this Declaration of Trust.

Section 4.6. Meetings. Meetings of the Trustees shall be held from time to time upon the call of the Chairman, if any, or the President, the Secretary, or any two Trustees; provided, however, that in the event only one Trustee is then serving, any action of such Trustee shall be deemed to have occurred at a duly called meeting pursuant to this Declaration of Trust. Regular meetings of the Trustees may be held without call or notice at a time and place fixed by the Bylaws, the Chairman or by resolution or consent of the Trustees. Notice of any other meeting shall be given by the Secretary and shall be delivered to the Trustees orally or via electronic transmission not less than 24 hours, or in writing not less than 72 hours, before the meeting, but may be waived in writing by any Trustee either before or after such meeting. The attendance of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where a Trustee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been properly called or convened. Any time there is more than one Trustee, a quorum for all meetings of the Trustees shall be one-third, but not less than two, of the Trustees. Unless provided otherwise in this Declaration of Trust and except as required under the 1940 Act, any action of the Trustees may be taken at a meeting by vote of a majority of the Trustees present (a quorum being present) or without a meeting by written consent as provided in Section 4.7.

Any committee of the Trustees, including an executive committee, if any, may act with or without a meeting. Any time there is more than one Trustee on a committee, a quorum for all meetings of any such committee shall be one-third, but not less than two, of the members thereof. Unless provided otherwise in this Declaration of Trust, any action of any such committee may be taken at a meeting by vote of a majority of the members present (a quorum being present) or without a meeting by written consent as provided in Section 4.7.

With respect to actions of the Trustees and any committee of the Trustees, Trustees who are Interested Persons in any action to be taken may be counted for quorum purposes under this Section and shall be entitled to vote to the extent not prohibited by the 1940 Act.

All or any one or more Trustees may participate in a meeting of the Trustees or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other; participation in a meeting pursuant to any such communications system shall constitute presence in person at such meeting.

Section 4.7. Trustee Action by Written Consent. Any action which may be taken by Trustees by vote may be taken without a meeting if that number of the Trustees, or members of a committee, as the case may be, required for approval of such action at a meeting of the Trustees or of such committee consent to the action in writing and the written consents are filed with the records of the meetings of Trustees. Such consent shall be treated for all purposes as a vote taken at a meeting of Trustees.

Section 4.8. Officers. The Trustees shall elect a Chief Executive Officer, a Secretary and a Chief Financial Officer and may elect a Chairman who shall serve at the pleasure of the Trustees or until their successors are elected. The Trustees may elect or appoint or may authorize the Chairman, if any, or Chief Executive Officer to appoint such other officers or agents with such powers as the Trustees may deem to be advisable. A Chairman shall, and the Chief Executive Officer, Secretary and Chief Financial Officer may, but need not, be a Trustee. All officers shall owe to the Company and its Shareholders the same fiduciary duties (and only such fiduciary duties) as owed by officers of corporations to such corporations and their stockholders under the DGCL.

The following persons be, and they hereby are, elected as the initial officers of the Company, to the office(s) listed opposite their names, each to serve the Company in such office(s) (a) until his or her successor shall have been elected and shall have qualified, (b) until his or her death or (c) until he or she shall have resigned or have been removed by the Board of Trustees:

Michael C. Forman	Chief Executive Officer

Brian Gerson	Co-President

Dan Pietrzak	Co-President and Chief Investment Officer

Steven Lilly	Chief Financial Officer

William Goebel	Chief Accounting Officer

James Volk	Chief Compliance Officer

Drew O’Toole	Co-Chief Operating Officer

Ryan Wilson	Co-Chief Operating Officer

Stephen S. Sypherd	General Counsel and Secretary

Zach Chalfant	Treasurer

Section 4.9. General Duties of Trustees. The Trustees shall owe to the Company and its Shareholders the same fiduciary duties (and only such fiduciary duties) as owed by directors of corporations to such corporations and their stockholders under the DGCL. The Trustees may perform such acts as in their sole discretion are proper for conducting the business of the Company. The enumeration of any specific power herein shall not be construed as limiting the aforesaid power. Such powers of the Trustees may be exercised without order of or resort to any court.

Section 4.10. Investments. Unless otherwise determined by the Board of Trustees, the Company’s investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. The Trustees shall have power with respect to the Company to manage, conduct, operate and carry on the business of a business development company.

Section 4.11. Legal Title. Legal title to all the Trust Property shall be vested in the Company as a separate legal entity except that the Trustees shall have power to cause legal title to any Trust Property to be held by or in the name of one or more of the Trustees, or in the name of any other Person as nominee, custodian or pledgee, on such terms as the Trustees may determine, provided that such arrangement is permitted by the 1940 Act and the interest of the Company therein is appropriately protected.

To the extent any Trust Property is titled in the name of one or more Trustees, the right, title and interest of such Trustees in the Trust Property shall vest automatically in each person who may hereafter become a Trustee upon his due election and qualification. Upon the ceasing of any person to be a Trustee for any reason, such person shall automatically cease to have any right, title or interest in any of the Trust Property, and the right, title and interest of such Trustee in the Trust Property shall vest automatically in the remaining Trustees. Such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered.

Section 4.12. Issuance and Repurchase of Shares. The Trustees shall have the power to issue, sell, repurchase, redeem, retire, cancel, acquire, hold, resell, reissue, dispose of, transfer, and otherwise deal in, Shares, including Shares in fractional denominations, and, subject to the more detailed provisions set forth in Article VIII, to apply to any such repurchase, redemption, retirement, cancellation or acquisition of Shares any funds or property. The Trustees may establish, from time to time, a program or programs by which the Company voluntarily repurchases Shares from the Shareholders; provided, however, that such repurchases do not impair the capital or operations of the Company.

Section 4.13. Borrow Money or Utilize Leverage. The Trustees shall have the power to cause the Company to borrow money or otherwise obtain credit or utilize leverage to the maximum extent permitted by law or regulation as such may be needed from time to time and to secure the same by mortgaging, pledging or otherwise subjecting as security the assets of the Company, including the lending of portfolio securities, and to endorse, guarantee, or undertake the performance of any obligation, contract or engagement of any other person, firm, association or corporation. In addition and notwithstanding any other provision of this Declaration of Trust, the Company is hereby authorized to borrow funds, incur indebtedness and guarantee obligations of any Person, and in connection therewith, to the fullest extent permitted by law, the Trustees, on behalf of the Company, are hereby authorized to pledge, hypothecate, mortgage, assign, transfer or grant security interests in or other liens on (i) the Shareholders’ subscription agreements, Capital Commitments, and the Shareholders’ obligations to make capital contributions thereunder and hereunder, to satisfy their Capital Commitments, subject to the terms hereof and thereof, and (ii) any other assets, rights or remedies of the Company or of the Trustees hereunder or under the subscription agreements, including without limitation, the right to issue capital call notices and to exercise remedies upon a default by a Shareholder in the payment of its capital contributions and the right to receive capital contributions and other payments, subject to the terms hereof and thereof. Notwithstanding any provision in this Declaration of Trust, (i) the Company may borrow funds, incur indebtedness and enter into guarantees together with one or more Persons on a joint and several basis or on any other basis that the Board of Trustees, in its sole discretion, determines is fair and reasonable to the Company, and (ii) in connection with any borrowing, indebtedness or guarantee by the Company, all capital contributions shall be payable to the account of the Company designated by the Board of Trustees, which may be pledged to any lender or other credit party of the Company. All rights granted to a lender pursuant to this Section 4.13 shall apply to its agents and its successors and permitted assigns

Section 4.14. Delegation; Committees. The Trustees shall have the power to delegate from time to time to such of their number or to officers, employees or agents of the Company the doing of such things, including any matters set forth in this Declaration of Trust, and the execution of such instruments either in the name of the Company or the names of the Trustees or otherwise as the Trustees may deem expedient. The Trustees may designate one or more committees which shall have all or such lesser portion of the authority of the entire Board of Trustees as the Trustees shall determine from time to time except to the extent action by the entire Board of Trustees or particular Trustees is required by the 1940 Act.

Section 4.15. Collection and Payment. The Trustees shall have power to collect all property due to the Company; to pay all claims, including taxes, against the Trust Property or the Company, the Trustees or any officer, employee or agent of the Company; to prosecute, defend, compromise or abandon any claims relating to the Trust Property or the Company, or the Trustees or any officer, employee or agent of the Company; to foreclose any security interest securing any obligations, by virtue of which any property is owed to the Company; and to enter into releases, agreements and other instruments.

Section 4.16. Bylaws. The Trustees shall have the exclusive authority to adopt and from time to time amend or repeal Bylaws for the conduct of the business of the Company.

Section 4.17. Determinations by the Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Trustees consistent with this Declaration of Trust shall be final and conclusive and shall be binding upon the Company and every Shareholder: (i) the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption or repurchase of its Shares or the payment of other distributions on its Shares; (ii) the amount of stated capital, capital surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (iv) any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Shares of the Company; (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or any Shares of the Company; (vi) any matter relating to the acquisition, holding and disposition of any assets by the Company; or (vii) any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Declaration of Trust or the Bylaws or otherwise to be determined by the Board provided, however, that any determination by the Board as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Trustee shall be liable for making or failing to make such a determination.

Section 4.18. Miscellaneous Powers. Without limiting the general or further powers of the Trustees, they shall have the power to: (a) employ or contract with such Persons as the Trustees may deem desirable for the transaction of the business of the Company; (b) enter into joint ventures, partnerships and any other combinations or associations; (c) purchase, and pay for out of Trust Property, insurance policies insuring the Shareholders, Trustees, officers, employees, agents, investment advisors, distributors, selected dealers or independent contractors of the Company against all claims arising by reason of holding any such position or by reason of any action taken or omitted by any such Person in such capacity, whether or not constituting negligence, or whether or not the Company would have the power to indemnify such Person against such liability; (d) establish pension, profit-sharing, share purchase, and other retirement, incentive and benefit plans for any Trustees, officers, employees and agents of the Company; (e) make donations, irrespective of benefit to the Company, for charitable, religious, educational, scientific, civic or similar purposes; (f) to the extent permitted by law, indemnify any Person with whom the Company has dealings, including without limitation any advisor, administrator, manager, transfer agent, custodian, distributor or selected dealer, or any other person as the Trustees may see fit to such extent as the Trustees shall determine; (g) guarantee indebtedness or contractual obligations of others; and (h) determine and change the fiscal year of the Company and the method in which its accounts shall be kept.

Section 4.19. Further Powers. The Trustees shall have the power to conduct the business of the Company and carry on its operations in any and all of its branches and maintain offices both within and without the State of Delaware, in any and all states of the United States of America, in the District of Columbia, and in any and all commonwealths, territories, dependencies, colonies, possessions, agencies or instrumentalities of the United States of America and of foreign governments, and to do all such other things and execute all such instruments as they deem necessary, proper or desirable in order to promote the interests of the Company although such things are not herein specifically mentioned. Any determination as to what is in the interests of the Company made by the Trustees in good faith shall be conclusive. In construing the provisions of this Declaration of Trust, the presumption shall be in favor of a grant of power to the Trustees.

Section 4.20. Sole Discretion; Good Faith; Corporate Opportunities of Adviser.

(a) Notwithstanding any other provision of this Declaration of Trust or otherwise applicable law, whenever in this Declaration of Trust the Trustees are permitted or required to make a decision:

(i) in their “discretion” or under a grant of similar authority, the Trustees shall be entitled to consider such interests and factors as they desire, including their own interest, and, to the fullest extent permitted by applicable law, shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person; provided, however, that nothing in this Section 4.20(a)(i) shall reduce the fiduciary duties owed by the Trustees to the Company and its Shareholders as set forth in Section 4.9 hereof; or

(ii) in their “good faith” or under another express standard, the Trustees shall act under such express standard and shall not be subject to any other or different standard.

(b) Unless expressly provided otherwise herein or in the Company’s offering document (as may be amended from time to time), the Adviser and any Affiliate of the Adviser may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Company and the doctrine of corporate opportunity, or any analogous doctrine. To the extent that the Adviser acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, it shall not have any duty to communicate or offer such opportunity to the Company, subject to the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended, and any applicable co-investment order issued by the SEC, and the Adviser shall not be liable to the Company or to the Shareholders for breach of any fiduciary or other duty by reason of the fact that the Adviser pursues or acquires for, or directs such opportunity to, another Person or does not communicate such opportunity or information to the Company. Neither the Company nor any Shareholder shall have any rights or obligations by virtue of this Declaration of Trust or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Company, shall not be deemed wrongful or improper.

Section 4.21. Trust Only. It is the intention of the Trustees to create only the relationship of Trustee and beneficiary between the Trustees and each Shareholder from time to time. It is not the intention of the Trustees to create a general partnership, limited partnership, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware statutory trust. Nothing in this Declaration of Trust shall be construed to make the Shareholders, either by themselves or with the Trustees, partners or members of a joint stock association.

Section 4.22. Principal Transactions. Except to the extent prohibited by applicable law, the Trustees may, on behalf of the Company, buy any securities from or sell any securities to, or lend any assets of the Company to, any Trustee or officer of the Company or any firm of which any such Trustee or officer is a member acting as principal, or have any such dealings with any Affiliate of the Company, investment adviser, investment sub-adviser, distributor or transfer agent for the Company or with any Interested Person of such Affiliate or other person; and the Company may employ any such Affiliate or other person, or firm or company in which such Affiliate or other person is an Interested Person, as broker, legal counsel, registrar, investment advisor, investment sub-advisor, distributor, transfer agent, dividend disbursing agent, custodian or in any other capacity upon customary terms.

Section 4.23. Subsidiaries. Without approval or vote by Shareholders, the Trustees may cause to be organized or assist in organizing one or more corporations, trusts, partnerships, associations or other organizations to take over all or any portion of the Trust Property or to carry on any business in which the Company shall directly or indirectly have any interest and to sell, convey, and transfer all or a portion of the Trust Property to any such corporation, trust, limited liability company, association or organization in exchange for the shares or securities thereof, or otherwise, and to lend money to, subscribe for the shares or securities of and enter into any contracts with any such corporation, trust, limited liability company, partnership, association or organization, or any corporation, partnership, trust, limited liability company, association or organization in which the Company holds or is about to acquire shares or any other interests.

ARTICLE V.

FEES AND EXPENSES; ADVISORY, MANAGEMENT AND DISTRIBUTION ARRANGEMENTS

Section 5.1. Expenses.

(a) The Trustees shall have power to incur and pay out of the assets or income of the Company any expenses which in the opinion of the Trustees are necessary or incidental to carry out any of the purposes of this Declaration of Trust, and the business of the Company, and to pay reasonable compensation from the funds of the Company to themselves as Trustees. The Trustees shall fix the compensation of all officers, employees and Trustees.

(b) The Company shall bear and be responsible for all costs and expenses of the Company’s operations, administration and transactions, including, but not limited to fees and expenses paid for investment advisory, administrative or other services and all other expenses of its operations and transactions.

Section 5.2. Advisory and Management Arrangements. Subject to the requirements of applicable law as in effect from time to time, the Trustees may in their discretion from time to time enter into advisory, administration or management contracts (including, in each case, one or more sub-advisory, sub-administration or sub-management contracts) whereby the other party to any such contract shall undertake to furnish such advisory, administrative and management services with respect to the Company as the Trustees shall from time to time consider desirable and all upon such terms and conditions as the

Trustees may in their discretion determine. Notwithstanding any provisions of this Declaration of Trust, the Trustees may authorize any advisor, administrator or manager (subject to such general or specific instructions as the Trustees may from time to time adopt) to exercise any of the powers of the Trustees, including to effect investment transactions with respect to the assets on behalf of the Company to the full extent of the power of the Trustees to effect such transactions or may authorize any officer, employee or Trustee to effect such transactions pursuant to recommendations of any such advisor, administrator or manager (and all without further action by the Trustees) Any such investment transaction shall be deemed to have been authorized by all of the Trustees.

Section 5.3. Distribution Arrangements. Subject to compliance with the 1940 Act, the Trustees may retain underwriters, distributors and/or placement agents to sell Shares and other securities of the Company. The Trustees may in their discretion from time to time enter into one or more contracts, providing for the sale of securities of the Company, whereby the Company may either agree to sell such securities to the other party to the contract or appoint such other party its sales agent for such securities. In either case, the contract shall be on such terms and conditions as the Trustees may in their discretion determine not inconsistent with the provisions of this Article V or the Bylaws; and such contract may also provide for the repurchase or sale of securities of the Company by such other party as principal or as agent of the Company and may provide that such other party may enter into selected dealer agreements and servicing and similar agreements to further the purposes of the distribution or repurchase of the securities of the Company.

Section 5.4. Parties to Contract. Any contract of the character described in Sections 5.2 and 5.3 of this Article V or in Article VII hereof may be entered into with any Person, although one or more of the Trustees, officers or employees of the Company may be an officer, director, trustee, shareholder, or member of such other party to the contract, and no such contract shall be invalidated or rendered voidable by reason of the existence of any such relationship, nor shall any Person holding such relationship be liable merely by reason of such relationship for any loss or expense to the Company under or by reason of said contract or accountable for any profit realized directly or indirectly therefrom, provided that the contract when entered into was reasonable and fair and not inconsistent with the provisions of this Article V or the Bylaws. The same Person may be the other party to contracts entered into pursuant to Sections 5.2 and 5.3 above or Article VII, and any individual may be financially interested or otherwise affiliated with Persons who are parties to any or all of the contracts mentioned in this Section 5.4.

ARTICLE VI.

SHARES

Section 6.1. Authorized Shares. The beneficial interest in the Company shall at all times be divided into an unlimited number of Shares. As of the date hereof, the Shares of the Company consist of (1) Common Shares, with such par value as may be authorized from time to time by the Trustees in their sole discretion without Shareholder approval and (2) the 12.0% Series A Cumulative Preferred Shares (the “Series A Preferred Shares”), having such terms rights, preferences, privileges, limitations and restrictions as established by that certain Supplement to the Amended and Restated Declaration of Trust, made as of April 3, 2023 (the “Series A Preferred Shares Supplement”). All Common Shares shall be fully paid and nonassessable when issued. Mandatory assessments of Common Shares shall be prohibited and the Company shall not make any mandatory assessment against any Shareholder beyond such Shareholder’s subscription commitment. Any different classes or series shall be established and designated, and the variations in the relative rights and preferences as between the different classes shall be fixed and determined, by the Trustees without Shareholder approval. The Trustees may create a class of preferred shares (the “Preferred Shares”) which may be divided into one or more series of Preferred Shares and with such par value as may be authorized from time to time by the Trustees in their sole discretion without Shareholder approval. As of the date hereof, the Preferred Shares of the Company consist of the Series A Preferred Shares. The Company is authorized to offer and issue an unlimited number of Common Shares and an unlimited number of Preferred Shares.

Section 6.2. Other Securities. The Trustees may, subject to the requirements of the 1940 Act, authorize and issue such other securities of the Company as they determine to be necessary, desirable or appropriate, having such terms, rights, preferences, privileges, limitations and restrictions as the Trustees see fit, including preferred interests, debt securities or other senior securities. To the extent that the Trustees authorize and issue Preferred Shares of any class or series, they are hereby authorized and empowered to amend or supplement this Declaration of Trust as they deem necessary or appropriate, including to comply with the requirements of the 1940 Act or requirements imposed by the rating agencies or other Persons, all without the approval of Shareholders. Any such supplement or amendment shall be filed as is necessary. In addition, any such supplement or amendment may set forth the rights, powers, preferences and privileges of such Preferred Shares and any such supplement or amendment shall operate either as additions to or modifications of the rights, powers, preferences and privileges of any such Preferred Shares under this Declaration of Trust. To the extent the provisions set forth in such supplement or amendment (including, for the avoidance of doubt, the Series A Preferred Shares Supplement) conflict with the provisions of this Declaration of Trust with respect to any such rights, powers and privileges of the Preferred Shares, such amendment or supplement shall control. Except as contemplated by the immediately preceding sentence, this Declaration of Trust shall control as to the Company generally and the rights, powers, preferences and privileges of the other Shareholders of the Company. The Trustees are also authorized to take such actions and retain such persons as they see fit to offer and sell such securities.

Section 6.3. Authorization by Board of Share Issuance. The Trustees, in their discretion, may from time to time without vote of the Shareholders issue Shares, including Preferred Shares that may have been established pursuant to Section 6.2, in addition to the then issued and outstanding Shares and Shares held in the treasury, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, to such party or parties and for such amount and type of consideration, including cash or property, at such time or times, and on such terms as the Trustees may determine, and may in such manner acquire other assets (including the acquisition of assets subject to, and in connection with the assumption of, liabilities) and businesses. The Trustees may from time to time, without a vote of the Shareholders, divide, reclassify or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interest in such Shares. Issuances and redemptions of Shares may be made in whole Shares and/or 1/1,000ths of a Share or multiples thereof as the Trustees may determine

Section 6.4. Rights of Shareholders. The Shares shall be personal property giving only the rights in this Declaration of Trust specifically set forth. The ownership of the Trust Property of every description and the right to conduct any business herein before described are vested exclusively in the Company, and the Shareholders shall have no interest therein other than the beneficial interest conferred by their Shares, and they shall have no right to call for any partition or division of any property, profits, rights or interests of the Company nor can they be called upon to share or assume any losses of the Company or suffer an assessment of any kind by virtue of their ownership of Shares. The Shares shall not entitle the holder to preference, preemptive, appraisal, conversion or exchange rights (except as specified by the Trustees when creating the Shares, as in preferred shares).

Section 6.5. Classification or Reclassification by the Board. As contemplated by Section 6.1, the variations in the relative rights and preferences as between any classes of Common Shares and any potential Preferred Shares shall be fixed and determined by the Trustees; provided, that all Common Shares or Preferred Shares of the Company or of any series shall be identical to all other Common Shares or Preferred Shares of the Company or of the same series, as the case may be, except that, to the extent permitted by the 1940 Act, there may be variations between different classes as to allocation of expenses, rights of redemption, special and relative rights and preferences as to dividends and distributions and on liquidation, conversion rights, and conditions under which the several classes shall have separate voting rights. All of the outstanding Common Shares as of the date hereof issued to the initial shareholders shall be classified as Class I Shares with such terms as determined by the Trustees, as thereafter subsequently modified from time to time. Any class of Preferred Shares shall have such rights and preferences and priorities over the Common Shares as may be established by the terms thereof; provided that the Company may not issue any shares of preferred shares that would limit or subordinate the voting rights of holders of Common Shares unless required by the 1940 Act.

The following provisions shall be applicable to any division of Shares of the Company into one or more classes or series:

(a) All provisions herein relating to the Shares, or any class or series of Shares of the Company, including common and preferred shares, shall apply equally to each class of Shares of the Company or of any series of the Company, except as the context requires otherwise.

(b) The number of Shares of each class that may be issued shall be unlimited. The Trustees may classify or reclassify any Shares or any class of any Shares into one or more other classes that may be established and designated from time to time. The Company may purchase and hold Shares as treasury shares, reissue such treasury shares for such consideration and on such terms as the Trustees may determine, or cancel any Shares of any class acquired by the Company at the Trustees’ discretion from time to time.

(c) Liabilities, expenses, costs, charges and reserves related to the distribution of, and other identified expenses that should properly be allocated to, the Shares of a particular class or series within the class may be charged to and borne solely by such class or series, and the bearing of expenses solely by a class of shares or series may be appropriately reflected (in a manner determined by the Trustees) and cause differences in the net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different classes or series. Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees in their reasonable judgment shall be conclusive and binding upon the Shareholders of all classes for all purposes.

(d) The establishment and designation of any class or series of Shares shall be effective upon resolution by a majority of the Trustees, adopting a resolution which sets forth such establishment and designation and the relative rights and preferences of such class or series. Each such resolution shall be incorporated herein by reference upon adoption. The Trustees may, by resolution of a majority of the Trustees, abolish any class or series and the establishment and designation thereof. To the extent the provisions set forth in such resolution conflict with the provisions of this Declaration of Trust with respect to any such rights and privileges of the class or series of Shares, such resolutions shall control.

Section 6.6. Register of Shares. A register shall be kept at the offices of the Company or any transfer agent duly appointed by the Trustees under the direction of the Trustees which shall contain the names and addresses of the Shareholders and the number of Shares held by them respectively and a record of all transfers thereof. Separate registers shall be established and maintained for each class or series of Shares. Each such register shall be conclusive as to who are the holders of the Shares of the applicable class or series of Shares and who shall be entitled to receive dividends or distributions or otherwise to exercise or enjoy the rights of Shareholders. No Shareholder shall be entitled to receive payment of any dividend or distribution, nor to have notice given to him as herein provided, until such Shareholder has given its address to a transfer agent or such other officer or agent of the Trustees as shall keep the register for entry thereon. It is not contemplated that certificates will be issued for the Shares; however, the Trustees, in their discretion, may authorize the issuance of share certificates and promulgate appropriate fees therefore and rules and regulations as to their use.

Section 6.7. Transfer Agent and Registrar. The Trustees shall have power to employ a transfer agent or transfer agents, and a registrar or registrars, with respect to the Shares. The transfer agent or transfer agents may keep the applicable register and record therein, the original issues and transfers, if any, of the said Shares. Any such transfer agents and/or registrars shall perform the duties usually performed by transfer agents and registrars of certificates of stock in a corporation, as modified by the Trustees.

Section 6.8. Transfer of Shares. Except as otherwise provided by the Trustees, transfers of Shares shall be made on the records of the Company only by the record holder thereof or by its agent thereto duly authorized in writing, upon delivery to the Trustees or a transfer agent of the Company of a duly executed instrument of transfer, together with such evidence of the genuineness of each such execution and authorization and of other matters (including compliance with any securities laws and contractual restrictions) as may reasonably be required. If a transfer is approved by the Company, upon such delivery the transfer shall be recorded on the applicable register of the Company. Until such record is made, the Shareholder of record shall be deemed to be the holder of such Shares for all purposes hereof and neither the Trustees nor any transfer agent or registrar nor any officer, employee or agent of the Company shall be affected by any notice of the proposed transfer.

Any person becoming entitled to any Shares in consequence of the death, bankruptcy, or incompetence of any Shareholder, or otherwise by operation of law, shall be recorded on the applicable register of Shares as the holder of such Shares upon production of the proper evidence thereof to the Trustees or a transfer agent of the Company, but until such record is made, the Shareholder of record shall be deemed to be the holder of such for all purposes hereof, and neither the Trustees nor any transfer agent or registrar nor any officer or agent of the Company shall be affected by any notice of such death, bankruptcy or incompetence, or other operation of law.

Section 6.9. Dividends and Distributions.

(a) The Trustees may from time to time distribute ratably among the Shareholders of any class of Shares, or any series of any such class, in accordance with the number of outstanding full and fractional Shares of such class or any series of such class, such proportion of the net profits, surplus (including paid-in surplus), capital, or assets held by the Company as the Trustees may deem proper or as may otherwise be determined in accordance with this Declaration of Trust. Any such distribution may be made in cash or property (including without limitation any type of obligations of the Company or any assets thereof) or Shares of any class or series or any combination thereof, and the Trustees may distribute ratably among the Shareholders of any class of shares or series of any such class, in accordance with the number of outstanding full and fractional Shares of such class or any series of such class, additional Shares of any class or series in such manner, at such times, and on such terms as the Trustees may deem proper or as may otherwise be determined in accordance with this Declaration of Trust. The Trustees may cause the Company to enter into a distribution reinvestment program with terms and conditions as agreed to by the Trustees from time to time. Expenses related to the distribution of, and other identified expenses that properly should be allocated to the shares of, a particular class or series may be appropriately reflected (in a manner determined by the Board, in its discretion) and cause a difference in the Net Asset Value attributable to, and the dividend, redemption and liquidation rights of, the shares of each such class or series of Shares.

(b) Distributions pursuant to this Section 6.9 may be among the Shareholders of record of the applicable class or series of Shares at the time of declaring a distribution or among the Shareholders of record at such later date as the Trustees shall determine and specify. The receipt by any Person in whose name any shares are registered on the records of the Company or by his or her duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such shares and from all liability to see to the application thereof.

(c) The Trustees may always retain from the net profits such amount as they may deem necessary to pay the debts or expenses of the Company or to meet obligations of the Company, or as they otherwise may deem desirable to use in the conduct of its affairs or to retain for future requirements or extensions of the business.

(d) Inasmuch as the computation of net income and gains for Federal income tax purposes may vary from the computation thereof on the books, the above provisions shall be interpreted to give the Trustees the power in their discretion to distribute for any fiscal year as ordinary dividends and as capital gains distributions, respectively, additional amounts sufficient to enable the Company to avoid or reduce liability for taxes.

(e) If a declaration of dividends or distributions is made pursuant to this Section then (i) at any time prior to the related payment date, the Board may, in its sole discretion, rescind such declaration or change each of the record date and payment date to a later date or dates (in each case for a period of not greater than 180 days after each of the record date and payment date theretofore in effect and provided the payment date as so changed is not more than 60 days after the record date as so changed).

Section 6.10. Net Asset Value. The “Net Asset Value” of each outstanding Share of the Company shall be determined at such time or times on such days as the Trustees may determine, in accordance with the 1940 Act. The method of determination of Net Asset Value shall be determined by the Trustees. The power and duty to make the Net Asset Value calculations may be delegated by the Trustees.

Section 6.11. Proportionate Rights. All shares of each particular class shall represent an equal proportionate interest in the assets attributable to the class (subject to the liabilities of that class), and each share of any particular class shall be equal to each other share of that class. The Board of Trustees may, from time to time, divide or combine the shares of any particular class into a greater or lesser number of shares of that class without thereby changing the proportionate interest in the assets attributable to that class or in any way affecting the rights of holders of shares of any other class.

Section 6.12. Distributions in Liquidation. Unless otherwise expressly provided in this Declaration of Trust, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of all classes of Shares of the Company shall be entitled, after payment or provision for payment of the debts and other liabilities of the Company (as such liability may affect one or more of the classes and series of Shares of the Company), to share ratably in the remaining net assets of the Company.

Section 6.13. Fractional Shares. The Company shall have authority to issue fractional shares. Any fractional Shares shall carry proportionately all of the rights of a whole share, including, without limitation, the right to vote and the right to receive dividends and other distributions.

Section 6.14. Declaration of Trust and Bylaws. All persons who shall acquire Shares in the Company shall acquire the same subject to the provisions of this Declaration of Trust and the Bylaws.

Section 6.15. Power to Modify Foregoing Procedures. Notwithstanding any of the foregoing provisions of this Article VI, the Trustees may prescribe, in their absolute discretion except as may be required by the 1940 Act, such other bases and times for determining the per share asset value of the Company’s Shares or net income, or the declaration and payment of dividends and distributions as they may deem necessary or desirable for any reason, including to enable the Company to comply with any provision of the 1940 Act, federal securities laws, state securities laws, or any securities exchange or association registered under the Exchange Act or any order of exemption issued by the SEC, all as in effect now or hereafter amended or modified.

Section 6.16. ERISA Restrictions. Notwithstanding any other provision herein, if and to the extent that any class of Shares does not constitute Publicly Offered Securities, in order to avoid the possibility that the underlying assets of the Company could be treated as assets of a Benefit Plan Investor pursuant to the Plan Assets Regulation, the Company, at the direction of the Board of Trustees or any duly-authorized committee of the Board, or, if authorized by the Board, any officer of the Company or the Adviser on behalf of the Company, shall have the power to (1) require any Person proposing to acquire Shares to furnish such information as may be necessary to determine whether such person is (i) a Benefit Plan Investor, or (ii) an ERISA Controlling Person, (2) exclude any Shareholder or potential Shareholder from purchasing Shares, (3) prohibit any repurchase of Shares by any Shareholder, and (4) repurchase any or all Shares held by a Benefit Plan Investor or other Shareholder for such price and on such other terms and conditions as may be determined by or at the direction of the Board.

ARTICLE VII.

CUSTODIANS

Section 7.1. Appointment and Duties. The Trustees may employ a custodian or custodians meeting the qualifications for custodians for portfolio securities of investment companies contained in the 1940 Act, as custodian with respect to the assets of the Company. Any custodian shall have authority as agent of the Company as determined by the custodian agreement or agreements, but subject to such restrictions, limitations and other requirements, if any, as may be contained in the Bylaws and the 1940 Act, including without limitation authority:

(a) to hold the securities owned by the Company and deliver the same upon written order;

(b) to receive any receipt for any moneys due to the Company and deposit the same in its own banking department (if a bank) or elsewhere as the Trustees may direct;

(c) to disburse such funds upon orders or vouchers;

(d) if authorized by the Trustees, to keep the books and accounts of the Company and furnish clerical and accounting services; and

(e) if authorized to do so by the Trustees, to compute the net income or net asset value of the Trust;

all upon such basis of compensation as may be agreed upon between the Trustees and the custodian.

The Trustees may also authorize each custodian to employ one or more sub-custodians from time to time to perform such of the acts and services of the custodian and upon such terms and conditions, as may be agreed upon between the custodian and such sub-custodian and approved by the Trustees, provided that in every case such sub-custodian shall meet the qualifications for custodians contained in the 1940 Act.

Section 7.2. Central Certificate System. Subject to such rules, regulations and orders as the SEC may adopt, the Trustees may direct the custodian to deposit all or any part of the securities owned by the Company in a system for the central handling of securities established by a national securities exchange or a national securities association registered with the SEC under the Exchange Act or such other Person as may be permitted by the SEC, or otherwise in accordance with the 1940 Act, pursuant to which system all securities of any particular class of any issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of such securities, provided that all such deposits shall be subject to withdrawal only upon the order of the Company.

ARTICLE VIII.

REDEMPTION

Section 8.1. Redemptions. Holders of Shares of the Company shall not be entitled to require the Company to repurchase or redeem Shares of the Company.

Section 8.2. Disclosure of Holding. The holders of Shares or other securities of the Company shall upon demand disclose to the Trustees in writing such information with respect to direct and indirect ownership of Shares or other securities of the Company as the Trustees deem necessary to comply with the provisions of the Code, the 1940 Act or other applicable laws or regulations, or to comply with the requirements of any other taxing or regulatory authority.

Section 8.3. Redemption by Company. Each Share is subject to redemption (out of the assets of the Company) by the Company at the redemption price equal to the then-current Net Asset Value per share of the relevant class or series of Shares, determined in accordance with Section 6.10, at any time if the Trustees determine in their sole discretion that a Shareholder has breached any of its representations or warranties contained in such Shareholder’s subscription agreement with the Company, and upon such redemption the holders of the Shares so redeemed shall have no further right with respect thereto other than to receive payment of such redemption price.

ARTICLE IX.

SHAREHOLDERS

Section 9.1. Meetings of Shareholders. A special meeting of the Shareholders may be called at any time by a majority of the Trustees or the Chief Executive Officer and shall be called by any Trustee for any proper purpose upon written request of Shareholders of the Company holding in the aggregate not less than thirty-three and one-third percent (33-1/3%) of the outstanding Shares of the Company, such request specifying the purpose or purposes for which such meeting is to be called; provided that in the case of a meeting called by any Trustee at the request of Shareholders for the purpose of electing Trustees or removing the Adviser, the written request of Shareholders of the Company holding in the aggregate not less than fifty-one percent (51%) of the outstanding Shares of the Company or class or series of Shares having voting rights on the matter shall be required. For a special Shareholder meeting to be called for a proper purpose (as used in the preceding sentence), it is not a requirement that such purpose relate to a matter on which Shareholders are entitled to vote, provided that if such meeting is called for a purpose for which Shareholders are not entitled to vote, no vote will be taken at such meeting. Any Shareholder meeting, including a special meeting, may be held within or without the State of Delaware on such day and at such time as the Trustees shall designate or may be held virtually.

Section 9.2. Voting. Shareholders shall have no power to vote on any matter except matters on which a vote of Shareholders is required by the 1940 Act, this Declaration of Trust or resolution of the Trustees or, after a Listing, by any applicable stock exchange. This Declaration of Trust expressly provides that no matter for which voting, consent or other approval is required by the Statutory Trust Act in the absence of the contrary provision in the Declaration of Trust shall require any vote. Except as otherwise provided herein, any matter required to be submitted to Shareholders and affecting one or more classes or series of Shares shall require approval by the required vote of all the affected classes and series of Shares voting together as a single class; provided, however, that as to any matter with respect to which a separate vote of any class or series of Shares is required by the 1940 Act, such requirement as to a separate vote by that class or series of Shares shall apply in addition to a vote of all the affected classes and series voting together as a single class. Shareholders of a particular class or series of Shares shall not be entitled to vote on any matter that affects only one or more other classes or series of Shares. Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote. There shall be no cumulative voting in the election or removal of Trustees. Trustees shall be elected by a plurality of votes.

Section 9.3. Notice of Meeting and Record Date. Any and all notices to which any Shareholder hereunder may be entitled and any and all communications shall be deemed duly served or given if presented personally to a Shareholder, left at his or her residence or usual place of business or sent via United States mail or by electronic transmission to a Shareholder at his or her address as it is registered with the Company. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the Shareholder at his or her address as it is registered with the Company with postage thereon prepaid. Notice of all meetings of Shareholders, stating the time, place and purposes of the meeting, shall be given by the Trustees by mail to each Shareholder of record entitled to vote thereat at its registered address, mailed at least 10 days and not more than 90 days before the meeting or otherwise in compliance with applicable law. Only the business stated in the notice of the meeting shall be considered at such meeting. Any meeting of Shareholders, whether or not a quorum is present, may be adjourned for any lawful purpose by the Chairman, the Trustees (or their designees) or a majority of the votes properly cast upon the question of adjourning a meeting. Any adjourned meeting may be held as adjourned one or more times without further notice not later than 120 days after the record date. For the purposes of determining the Shareholders who are entitled to notice of and to vote at any meeting the Trustees may, without closing the transfer books, fix a date not more than 90 nor less than 10 days prior to the date of such meeting of Shareholders as a record date for the determination of the Persons to be treated as Shareholders of record for such purposes.

Section 9.4. Quorum and Required Vote.

(a) Unless otherwise required by the 1940 Act, the holders of one-third (1/3) of the Shares entitled to vote on any matter at a meeting present in person or by proxy shall constitute a quorum at such meeting of the Shareholders for purposes of conducting business on such matter. The absence from any meeting, in person or by proxy, of a quorum of Shareholders for action upon any given matter shall not prevent action at such meeting upon any other matter or matters which may properly come before the meeting, if there shall be present thereat, in person or by proxy, a quorum of Shareholders in respect of such other matters.

(b) Subject to any provision of applicable law, this Declaration of Trust or a resolution of the Trustees specifying a greater or a lesser vote requirement for the transaction of any item of business at any meeting of Shareholders, (i) the affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the Shareholders with respect to such matter, and (ii) where a separate vote of one or more classes or series of Shares is required on any matter, the affirmative vote of a majority of the Shares of such class or series of Shares present in person or represented by proxy at the meeting shall be the act of the Shareholders of such class or series with respect to such matter.

Section 9.5. Proxies, etc. At any meeting of Shareholders, any holder of Shares entitled to vote thereat may vote by properly executed or authorized proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Company as the Secretary may direct, for verification prior to the time at which such vote shall be taken. Pursuant to a resolution of a majority of the Trustees, proxies may be solicited in the name of one or more Trustees or one or more of the officers or employees of the Company. No proxy shall be valid after the expiration of eleven (11) months from the date thereof, unless otherwise provided in the proxy. Only Shareholders of record shall be entitled to vote. When any Share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share. A proxy purporting to be executed or authorized by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. If the holder of any such Share is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the charge or management of such Share, he may vote by his guardian or such other person appointed or having such control, and such vote may be given in person or by proxy.

Section 9.6. Reports. The Trustees shall cause to be prepared at least annually and more frequently to the extent and in the form required by law, regulation or any exchange on which Shares are listed a report of operations containing a balance sheet and statement of income and undistributed income of the Company prepared in conformity with generally accepted accounting principles and an opinion of an independent public accountant on such financial statements. Copies of such reports shall be disseminated to all Shareholders of record within the time required by the 1940 Act, and in any event within a reasonable period preceding the meeting of Shareholders. The Trustees shall, in addition, furnish to the Shareholders at least semi-annually to the extent required by law, interim reports containing an unaudited balance sheet of the Company as of the end of such period and an unaudited statement of income and surplus for the period from the beginning of the current fiscal year to the end of such period.

Section 9.7. Inspection of Records. The records of the Company shall be open to inspection by Shareholders to the extent permitted by Section 3819 of the Statutory Trust Act but subject to such reasonable regulation as the Trustees may determine.

Section 9.8. Other Agreements. Consistent with applicable law (including the 1940 Act), the Company, the Adviser and/or Affiliates of the Adviser may negotiate agreements (“Side Letters”) with certain Shareholders that will result in different investment terms than the terms applicable to other Shareholders and that may have the effect of establishing rights under, or altering or supplementing the terms of, this Declaration of Trust or disclosure contained in any offering document of the Shares. As a result of such Side Letters, certain Shareholders may receive additional benefits which other Shareholders will not receive. Unless agreed otherwise in the Side Letter, in general, the Company, the Adviser and affiliates of the Adviser will not be required to notify any or all of the other Shareholders of any such Side Letters or any of the rights and/or terms or provisions thereof, nor will the Company, the Adviser or affiliates of the Adviser be required to offer such additional and/or different rights and/or terms to any or all of the other Shareholders. The Company, the Adviser and/or affiliates of the Adviser may enter into such Side Letters with any Shareholder as each may determine in its sole discretion at any time. The other Shareholders will have no recourse against the Company, the Trustees, the Adviser and/or any of their affiliates in the event certain investors receive additional and/or different rights and/or terms as a result of Side Letters. Any such exceptions or departures contained in any Side Letter with a Shareholder shall govern with respect to such Shareholder notwithstanding the provisions of the Declaration of Trust (including with respect to amendments to this Declaration of Trust) or any applicable subscription agreements.

Section 9.9. Shareholder Action by Written Consent. Any action required or permitted to be taken at any meeting of the Shareholders may be taken without a meeting, without a prior notice and without a vote if a unanimous consent, setting forth the action to be taken, is given in writing or by electronic transmission by each Shareholder entitled to vote thereon, and in each case, is filed with the records of the meetings of Shareholders.

ARTICLE X.

WIND DOWN; AMENDMENT; EXTRAORDINARY TRANSACTIONS, ETC.

Section 10.1. Wind Down.

(a) The Trustees may, to the extent they deem appropriate, adopt a plan of liquidation at any time, which plan of liquidation may set forth the terms and conditions for implementing the dissolution and liquidation of the Company under this Article X. Shareholders of the Company shall not be entitled to vote on the adoption of any plan of liquidation of the Company or the dissolution and liquidation of the Company, except to the extent required by the 1940 Act. After a Listing, the Company may be dissolved by the affirmative vote or consent of at least a majority of the Trustees and 75% of the Continuing Trustees, without the vote of the Shareholders.

(b) After the winding up and liquidation of the Company, including the distribution to the Shareholders of any assets of the Company, a majority of the Trustees shall execute and lodge among the records of the Company an instrument in writing setting forth the fact of such termination and shall execute and file a certificate of cancellation with the Secretary of State of the State of Delaware. Upon termination of the Company, the Trustees shall thereupon be discharged from all further liabilities and duties hereunder, and the rights and interests of all Shareholders shall thereupon cease.

Section 10.2. Amendment Procedure.

(a) Except as provided in subsection (c) of this Section 10.2, the Trustees may, without Shareholder vote, amend or otherwise supplement this Declaration of Trust. Except as provided in subsection (b) of this Section 10.2, Shareholders shall have the right to vote: (i) on any amendment which would eliminate their right to vote granted in this Declaration of Trust, (ii) on any amendment to this Section 10.2(a), (iii) on any amendment that would adversely affect the powers, preferences or special rights of the Shares as determined by the Trustees in good faith and (iv) on any amendment submitted to them by the Trustees.

(b) In connection with a Listing, notwithstanding anything herein to the contrary, the Trustees may, without the approval or vote of the Shareholders, amend or supplement this Declaration of Trust in any manner, including, without limitation, to opt-in to any voting restriction or other limitation made available by any control share acquisition act or similar statute that is, or becomes, available to private Delaware for-profit corporations formed under the DGCL, to classify the Board of Trustees, to permit annual meetings of Shareholders, to impose advance notice provisions for the bringing of Shareholder nominations or proposals, to impose super-majority approval for certain types of transactions and to otherwise add or modify provisions that may be deemed to adverse to Shareholders, including those provisions of Article IX and this Article X.

(c) An amendment duly adopted by the requisite vote of the Board of Trustees and, if required, the Shareholders as aforesaid, shall become effective at the time of such adoption or at such other time as may be designated by the Board of Trustees or Shareholders, as the case may be. A certification in recordable form signed by a majority of the Trustees setting forth an amendment and reciting that it was duly adopted by the Trustees and, if required, the Shareholders as aforesaid, or a copy of the Declaration of Trust, as amended, in recordable form, and executed by a majority of the Trustees, shall be conclusive evidence of such amendment when lodged among the records of the Company or at such other time designated by the Board.

Section 10.3. Extraordinary Transactions.

(a) Except as otherwise provided in paragraph (b) of this Section 10.3, the affirmative vote or consent of at least seventy-five percent (75%) of the Trustees of the Company and at least seventy-five percent (75%) of the Shares outstanding and entitled to vote thereon shall be necessary to authorize any of the following actions:

(i) The merger, conversion, consolidation, or share exchange of the Company or any series or class of Shares with or into any other person or company (including, without limitation, a partnership, corporation, joint venture, statutory or business trust, common law trust or any other business organization) or sale of exchange of all or substantially all of the assets of the Company.

(ii) Any Shareholder proposal as to specific investment decisions made or to be made with respect to the assets of the Company or a series or class of Shares.

(b) Notwithstanding anything to the contrary in paragraph (a) of this Section 10.3, so long as each action is approved by both a majority of the entire Board of Trustees and seventy-five percent (75%) of the Continuing Trustees, and so long as all other conditions and requirements, if any, provided for in the Bylaws and applicable law have been satisfied, then no Shareholder vote or consent shall be necessary or required to approve any of the actions listed in paragraph (a)(i) of this Section 10.3, except to the extent such Shareholder vote or consent is required by the 1940 Act or other federal law.

(c) Any amendment to this Declaration of Trust to make the Common Shares of the Company “redeemable securities” and any other proposal to convert the Company, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act) must be approved by the affirmative vote of Shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter to effect such amendment or proposal.

ARTICLE XI.

LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES

Section 11.1. No Personal Liability of Shareholders, Trustees, etc. Shareholders shall be entitled to the same limited liability extended to Shareholders of private Delaware for profit corporations formed under the DGCL. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with Trust Property or the affairs of the Company by reason of being a Shareholder. No Trustee or officer of the Company shall be subject in such capacity to any personal liability whatsoever to any Person, save only liability to the Company or its Shareholders arising from bad faith, willful misconduct, gross negligence or reckless disregard for his duty to such Person; and, subject to the foregoing exception, all such Persons shall look solely to the Trust Property for satisfaction of claims of any nature arising in connection with the affairs of the Company. If any Shareholder, Trustee or officer, as such, of the Company, is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, he or she shall not, on account thereof, be held to any personal liability. Neither the repeal or modification of this Section 11.1, or the adoption of any other provision of this Declaration of Trust or Bylaws inconsistent with this Section 11.1, shall adversely affect any right or protection of a Trustee or officer of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Section 11.2. Mandatory Indemnification.

(a) The Company hereby agrees to indemnify each person who at any time serves as a Trustee, officer or employee of the Company (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he or she may be or may have been involved as a party or otherwise or with which he or she may be or may have been threatened, while acting in any capacity set forth in this Article XI by reason of his having acted in any such capacity, except with respect to any matter as to which he or she shall not have acted in good faith in the reasonable belief that his action was in the best interest of the Company or, in the case of any criminal proceeding, as to which he or she shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that no indemnitee shall be indemnified hereunder against any liability to any person or any expense of such indemnitee arising by reason of (i) willful misconduct, (ii) bad faith, (iii) gross negligence, or (iv) reckless disregard of the duties involved in the conduct of his or her position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”). Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee (1) was authorized by a majority of the Trustees or (2) was instituted by the indemnitee to enforce his or her rights to indemnification hereunder in a case in which the indemnitee is found to be entitled to such indemnification. The rights to indemnification set forth in this Declaration of Trust shall continue as to a person who has ceased to be a Trustee or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. The right to indemnification conferred under this Article XI: (A) shall be a contract right; (B) shall not be affected adversely as to any indemnitee by any amendment or repeal of this Declaration of Trust with respect to any action or inaction occurring prior to such amendment or repeal; and (C) shall vest immediately upon election or appointment of such indemnitee.

(b) Notwithstanding the foregoing, no indemnification shall be made hereunder unless there has been a determination (i) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder or, (ii) in the absence of such a decision, by (1) a majority vote of a quorum of those Independent Trustees who are not parties to the proceeding (“Disinterested Non-Party Trustees”), that the indemnitee is entitled to indemnification hereunder, or (2) if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel in a written opinion concludes that the indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (c) below.

(c) The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Company unless it is subsequently determined that the indemnitee is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the indemnitee shall provide adequate security for his or her undertaking, (ii) the Company shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Trustees, or if a majority vote of such quorum so direct, legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.

(d) The rights accruing to any indemnitee under these provisions shall not exclude any other right which any person may have or hereafter acquire under this Declaration of Trust, the Bylaws, any statute, agreement, vote of Shareholders or Trustees who are not Interested Persons or any other right to which he or she may be lawfully entitled.

(e) Subject to any limitations provided by the 1940 Act and this Declaration of Trust, the Company shall have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other Persons providing services to the Company or serving in any capacity at the request of the Company or provide for the advance payment of expenses for such Persons, provided that such indemnification has been approved by a majority of the Trustees.

Section 11.3. Limitations to Indemnification. The provisions of this Article XI shall be subject to the limitations of the 1940 Act.

Section 11.4. Express Exculpatory Clauses in Instruments. Neither the Shareholders nor the Trustees, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being Shareholders, Trustees, officers, employees or agents of the Company, and all Persons shall look solely to the Company’s net assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Company be liable to anyone as a result of such omission.

Section 11.5. Non-exclusivity. The indemnification and advancement of expenses provided or authorized by this Article XI shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which any Indemnitee may be entitled under the Bylaws, a resolution of Shareholders or Trustees, an agreement or otherwise.

Section 11.6. No Bond Required of Trustees. No Trustee shall, as such, be obligated to give any bond or other security for the performance of any of his or her duties hereunder.

Section 11.7. No Duty of Investigation; No Notice in Trust Instruments, etc. No purchaser, lender, transfer agent or other person dealing with the Trustees or with any officer, employee or agent of the Company shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trustees or by said officer, employee or agent or be liable for the application of money or property paid, loaned, or delivered to or on the order of the Trustees or of said officer, employee or agent. Every obligation, contract, undertaking, instrument, certificate, Share, other security of the Company, and every other act or thing whatsoever executed in connection with the Company shall be conclusively taken to have been executed or done by the executors thereof only in their capacity as Trustees under this Declaration of Trust or in their capacity as officers, employees or agents of the Company. The Trustees may maintain insurance for the protection of Trust Property, the Shareholders, Trustees, officers, employees and agents in such amount as the Trustees shall deem adequate to cover possible tort liability, and such other insurance as the Trustees in their sole judgment shall deem advisable or is required by the 1940 Act.

Section 11.8. Reliance on Experts, etc. Each Trustee and officer or employee of the Company shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel, or upon reports made to the Company by any of the Company’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Company, regardless of whether such counsel or expert may also be a Trustee.

ARTICLE XII.

DURATION OF THE COMPANY

Section 12.1. Duration of the Company. The Company shall continue perpetually unless terminated pursuant to the provisions contained herein or pursuant to any applicable provision of the Statutory Trust Act.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1. Filing.

(a) This Declaration of Trust and any amendment or supplement hereto shall be filed in such places as may be required or as the Trustees deem appropriate. Each amendment or supplement shall be accompanied by a certificate signed and acknowledged by a Trustee stating that such action was duly taken in a manner provided herein, and shall, upon insertion in the Company’s minute book, be conclusive evidence of all amendments contained therein. A restated Declaration of Trust, containing the original Declaration of Trust and all amendments and supplements theretofore made, may be executed from time to time by a majority of the Trustees and shall, upon insertion in the Company’s minute book, be conclusive evidence of all amendments and supplements contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments and supplements thereto.

(b) The Trustees hereby ratify the previous filing of the Company’s certificate of trust filed with the Delaware Secretary of State’s office on February 4, 2022 in accordance with the Statutory Trust Act.

Section 13.2. Construction and Governing Law.

(a) This Declaration of Trust and the Bylaws, in combination, shall constitute the governing instrument of the Company, however to the extent that any provision of the Bylaws conflicts with this Declaration of Trust, the terms of this Declaration of Trust shall control.

(b) The trust set forth in this instrument is made in the State of Delaware, and the Company and this Declaration of Trust, and the rights and obligations of the Trustees and Shareholders hereunder, are to be governed by and construed and administered according to the Statutory Trust Act and the laws of said State; provided, however, that there shall not be applicable to the Company, the Trustees or this Declaration of Trust (a) the provisions of Sections 3540 and 3561 of Title 12 of the Delaware Code or (b) any provisions of the laws (statutory or common) of the State of Delaware (other than the Statutory Trust Act) pertaining to trusts which, in a manner inconsistent with the express terms of this Declaration of Trust or Bylaws, relate to or regulate: (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing of trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of the Trustees set forth or referenced in this Declaration of Trust. The Company shall be of the type commonly called a “statutory trust”, and without limiting the provisions hereof, the Company may exercise all powers which are ordinarily exercised by such a trust under Delaware law. The Company specifically reserves the right to exercise any of the powers or privileges afforded to trusts or actions that may be engaged in by trusts under the Statutory Trust Act, and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Company may not exercise such power or privilege or take such actions.

Section 13.3. Conflicts of Law.

(a) The provisions of this Declaration of Trust are severable, and if the Trustees shall determine, with the advice of counsel, that any of such provisions is in conflict with the 1940 Act, the regulated investment company provisions of the Code or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of this Declaration of Trust; provided, however, that such determination shall not affect any of the remaining provisions of this Declaration of Trust or render invalid or improper any action taken or omitted prior to such determination.

(b) If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

Section 13.4. Derivative Actions.

(a) No person, other than a Trustee, who is not a Shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. No Shareholder may maintain a derivative action on behalf of the Company unless holders in the aggregate of not less than fifty-one percent (51%) of the outstanding Shares of the Company join in the bringing of such action.

(b) In addition to the requirements set forth in Section 3816 of the Statutory Trust Act, a Shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the Shareholder or Shareholders must make a pre-suit demand upon the Trustees to bring the subject action unless an effort to cause the Trustees to bring such an action is not likely to succeed; and a demand on the Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Trustees, or a majority of any committee established to consider the merits of such action, is composed of Trustees who are not “independent trustees” (as that term is defined in the Statutory Trust Act); and (ii) unless a demand is not required under clause (i) of this paragraph, the Trustees must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Trustees shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Shareholders making such request to reimburse the Company for the expense of any such advisors in the event that the Trustees determine not to bring such action. For purposes of this Section 13.4, the Trustees may designate a committee of one or more Trustees to consider a Shareholder demand.

(c) This Section 13.4 shall not apply to any claims brought under federal securities law, or the rules and regulations thereunder.

Section 13.5. Direct Actions. To the fullest extent permitted by Delaware law, the Shareholders’ right to bring direct actions against the Company and/or its Trustees is eliminated, except for a direct action to enforce an individual Shareholder right to vote or a direct action to enforce an individual Shareholder’s rights under Sections 3805(e) or 3819 of the Statutory Trust Act. To the extent such right cannot be eliminated to this extent as a matter of Delaware law, then the conditions required for the bringing of a derivative action pursuant to Section 13.4 of this Declaration of Trust and Section 3816 of the Statutory Trust Act shall be equally applicable to bringing a direct action.

Section 13.6. Exclusive Delaware Jurisdiction. Each Trustee, each officer, each Shareholder and each Person legally or beneficially owning a Share or an interest in a share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Statutory Trust Act, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company or its business and affairs, the Statutory Trust Act, this Declaration of Trust or the Bylaws (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of this Declaration of Trust or the Bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the Shareholders or the Trustees, or of officers or the Trustees to the Company, to the Shareholders or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, the Trustees or the Shareholders, or (D) any provision of the Statutory Trust Act or other laws of the State of Delaware pertaining to trusts made applicable to the Company pursuant to Section 3809 of the Statutory Trust Act or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Statutory Trust Act, this Declaration of Trust or the Bylaws relating in any way to the Company or (F) the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority (other than the federal securities laws of the United States), including, in each case, the applicable rules and regulations promulgated thereunder (regardless, in every case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. This Section 13.6 shall not apply to any claims brought under U.S. federal securities law, or the rules and regulations thereunder.

In the event that any claim, suit, action or proceeding is commenced outside of the Court of Chancery of the State of Delaware in contravention of this Section 13.6, all reasonable and documented out of pocket fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such claim, suit, action or proceeding shall be reimbursed by the non-prevailing party.

Section 13.7. Agreement to be Bound. EVERY PERSON, BY VIRTUE OF HAVING BECOME A SHAREHOLDER IN ACCORDANCE WITH THE TERMS OF THIS DECLARATION OF TRUST AND THE BYLAWS, AS AMENDED FROM TIME TO TIME, SHALL BE DEEMED TO HAVE EXPRESSLY ASSENTED AND AGREED TO THE TERMS OF, AND SHALL BE BOUND BY, THIS DECLARATION OF TRUST AND THE BYLAWS.

Section 13.8. Counterparts. This Declaration of Trust may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts, together, shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

Section 13.9. Reliance by Third Parties. Any certificate executed by an individual who, according to the records of the Company, or of any recording office in which this Declaration of Trust may be recorded, appears to be a Trustee hereunder, certifying to: (a) the number or identity of Trustees or Shareholders, (b) the name of the Company, (c) the due authorization of the execution of any instrument or writing, (d) the form of any vote passed at a meeting of Trustees or Shareholders, (e) the fact that the number of Trustees or Shareholders present at any meeting or executing any written instrument satisfies the requirements of this Declaration of Trust, (f) the form of any Bylaws adopted by or the identity of any officers elected by the Trustees, or (g) the existence of any fact or facts which in any manner relate to the affairs of the Company, shall be conclusive evidence as to the matters so certified in favor of any person dealing with the Trustees and their successors.

Section 13.10. Delivery by Electronic Transmission or Otherwise. Notwithstanding any provision in this Declaration of Trust to the contrary, any notice, proxy, vote, consent, report, instrument or writing of any kind or any signature referenced in, or contemplated by, this Declaration of Trust or the Bylaws may, in the sole discretion of the Trustees, be given, granted or otherwise delivered by electronic transmission (within the meaning of the Statutory Trust Act), including via the internet, or in any other manner permitted by applicable law.

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IN WITNESS WHEREOF, the undersigned have caused this Declaration of Trust to be executed as of the day and year first above written.

/s/ Michael C. Forman Michael C. Forman, as Trustee

/s/ Barbara Adams

Barbara Adams, as Trustee

/s/ Jerel A. Hopkins

Jerel A. Hopkins, as Trustee

/s/ Michael J. Hagan

Michael J. Hagan, as Trustee

/s/ Jeffrey K. Harrow

Jeffrey K. Harrow, as Trustee

/s/ James H. Kropp

James H. Kropp, as Trustee

/s/ Elizabeth J. Sandler

Elizabeth J. Sandler, as Trustee

/s/ Brian R. Ford

Brian R. Ford, as Trustee

/s/ Richard I. Goldstein

Richard I. Goldstein, as Trustee

/s/ Osagie Imasogie

Osagie Imasogie, as Trustee

/s/ Daniel Pietrzak

Daniel Pietrzak, as Trustee